Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in the Registration Statement to Form S-1 of our report dated February 19, 2020, relating to the consolidated financial statements of Wu Ba Superior Products Holding Group, Inc. and its subsidiaries and the variable interest entity as of and for the year ended December 31, 2018 and as of and for the period from March 20, 2017 to December 31, 2017, to all references to our firm included in this Registration Statement filed with the U.S. Securities and Exchange Commission on February 19, 2020.

/s/ B F Borgers CPA PC

Lakewood, Colorado

February 20, 2020